                                                                   EXHIBIT 1.(i)




                     NATIONAL ENERGY RESOURCES TRUST SERIES
                                  A THROUGH L

                          SOLICITING DEALER AGREEMENT


                                                            ______________, 1996

Dear Sirs:

       National Energy Resources, Inc. ("National Energy" or the "Sponsor"), a California corporation, has organized and will act as the Sponsor of a series of grantor trusts (the "Trusts") which will engage in the business of acquiring production payments in producing oil and gas. The Trusts are known as Trust-A Through L ("Trust A Through L").

       An aggregate of $6,000,000 of trust units of $1,000.00 each (the "Trust Units") is being offered by the Trust in a series of sequential offering periods through ___________, 1997. The maximum offering includes Units that may be purchased by the Sponsor. The minimum investment in any one Trust Series is 500 units, or $500,000. The subscription period of Trust-A will commence on the effective date of the Registration Statement filed with the Securities and Exchange Commission relating to the Units (the "Registration Statement") and the subscription periods for each of the subsequent Trust in the series will follow sequentially thereafter, each commencing on the date of a supplement to the Prospectus filed as Part I of the Registration Statement (the "Prospectus") describing the results of the prior subscription period(s) and any other changes in the terms of the offering. Terms used unless otherwise defined herein, shall have the meanings ascribed thereto in the Prospectus. The subscription period of each Trust will be terminated at a date to be determined by the Sponsor, in its discretion, or in no event before the minimum subscription amount of $500,000 for any Trust shall have been raised (the "Termination Date" for each such Trust), and no subscription period will extend beyond ________________________. The balance of Units not sold in the prior offering(s) will be offered in the subsequent offerings. However, the subsequent offerings will not be made unless there are available for offering at least 500 registered Units with respect to the subsequent offerings at the time each such offering is to commence or unless additional Units are registered under a new registration statement. If a minimum of $500,000 of Units is not held by the escrow agent for the offering, Boatmen's Trust Company of Oklahoma, Oklahoma City, Oklahoma (the "Escrow Agent"), at the Termination Date for a Trust, such Trust will not commence business and the Escrow Agent will promptly return to the subscribers to such Trust all Subscription Agreements and sums which have been deposited in escrow during the subscription period for such Trust. Interest will be paid to subscribers on any such sums so returned.

       National Energy Resources, Inc., as Sponsor, is organizing a group of soliciting dealers consisting of brokers and dealers who shall be members in good standing of the National Association of Securities Dealers, Inc. (the "NASD"), the members of such group being hereinafter called the "Soliciting Dealers", to solicit purchasers of the Units. You are invited to become one of the Soliciting Dealers and by your confirmation hereof you agree to act in such capacity and to use your best efforts, in accordance with the following terms and conditions, to obtain purchasers of Units.

SECTION 1. Solicitation and Solicitation Material. Solicitation and other activities by you hereunder shall be undertaken only in accordance with this Agreement,the Securities Act of 1933, as amended (the "1933 Act") and the applicable rules and regulations of the Securities and Exchange Commission. Accompanying this Agreement are copies of the Prospectus describing the terms of the offering and the Units offered thereby and including the Subscription Agreement. Additional copies of the Prospectus will be supplied in reasonable quantities upon your request. You agree that during the period of the offering you will not use any solicitation material other than the Prospectus and such other material as may hereafter be furnished to you by us.

SECTION 2. Compensation of Soliciting Dealers. As compensation for the services of the Soliciting Dealers hereunder, each Trust will pay to each Soliciting Dealer designated in a Subscription Agreement a commission in the amount of eight percent (8%) for each Unit in such Trust sold to a subscriber through such Soliciting Dealer's efforts with respect to such Trust. A Soliciting Dealer shall be entitled to the foregoing compensation only if (i) the insertion of such Soliciting Dealer's name has been made in the Subscription Agreement relating to such subscriber's Units, (ii) an account executive from such Soliciting Dealer has executed the certificate contained on the final page of such Subscription Agreement, (iii) such Soliciting Dealer has executed this Agreement in the form hereof and delivered it to National Energy, and (iv) the subscriber accepted by the Sponsor as a Beneficiary of the Trust for the number of Units indicated in his Subscription Agreement. No Soliciting Dealer may re-allow any portion of its commission hereunder to any non-member of the NASD.

SECTION 3. Trading. You represent that you have not engaged, and agree that you will not engage, in any activity in respect of the Units in violation of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), including Rule 10b-6 thereunder. Acceptance of Compensation by you will constitute a representation that you have complied with the preceding sentence.

SECTION 4. Unauthorized Information and Representations. Neither you nor any other person is authorized by National Energy or any of the Trusts to give any information or make any representations in connection with this Agreement or the offering of the Units other than those contained in the Prospectus and other authorized solicitation material furnished by National Energy or the Trusts. Without limiting the generality of the foregoing, you agree not to publish, circulate or otherwise use any other advertisement or solicitation material without the prior approval of National Energy. On becoming a Soliciting Dealer and in soliciting purchases, you agree to comply with any applicable requirements of the 1933 Act, the 1934 Act, and the rules and regulations under both such Acts.

SECTION 5. Blue Sky and Securities Laws. National Energy assumes no obligation or responsibility in respect of the qualification of the Units under the laws of any jurisdiction. The Blue Sky Memorandum for each Trust indicates or will indicate the jurisdiction in which it is believed that offers and sales of the Units may be made under the applicable Blue Sky or state securities laws. In effecting offers or sales in a jurisdiction, you will comply with all special conditions and limitations imposed by such jurisdiction, as set forth in the Blue Sky

Memorandum for the Trust in which Units are then being offered or sold. If the Blue Sky Memorandum for a Trust is not enclosed herewith, it will be made available to you at a later date. Under no circumstances will you as Soliciting Dealer engage in any activities hereunder in any jurisdiction (a) which is not listed in the applicable Blue Sky Memorandum as a jurisdiction in which offers and sales of the Units may be made under the Blue Sky or securities laws of such jurisdiction or (b) in which you may lawfully so engage. No Blue Sky Memorandum shall be considered solicitation material, as that term is herein used.

SECTION 6. Suitability. In recommending to a potential investor the purchase of Units, you or anyone associated with you shall:

       A. Have reasonable grounds to believe, on the basis of information obtained from the potential investor concerning his investment objectives, other investments, financial situation and needs, and any other information known by you or such person associated with you, that:

              (1) The potential investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus, including the tax benefits of the Trust to which such potential investor is subscribing;

              (2) The potential investor has a fair market net worth sufficient to sustain the risks inherent in the Trust to which such potential investor is subscribing, including loss of investment and lack of liquidity; and

              (3) The Trust to which a potential investor is subscribing is otherwise suitable for such potential investor; and

       B. Maintain in your files for a period of at least six years documents disclosing the basis upon which the determination of suitability was reached as to each potential investor.

       You hereby represent that you will communicate to each of your sales agents, representatives and other appropriate persons associated with you the above-referenced suitability standards. Notwithstanding the provisions of this
Section 6, you shall not execute any transaction in any of the Trusts in a discretionary account without prior written approval of the transaction by the potential investor.

SECTION 7.    Disclosure.

       A. Prior to participating in the offerings of any of the Trusts, you or a person associated with you shall have reasonable grounds to believe, based on information made available to you or such person by National Energy through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the Trust in which Units are then being offered.

       B.     In determining the adequacy of disclosed facts pursuant to
Section 7A. hereof, you or a person associated with you shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the Trust in which Units are then being offered:

              (1)    items of compensation;

              (2)    physical properties;

              (3)    tax aspects;

              (4)    financial stability and experience of National Energy;

              (5)    such Trust's conflicts and risk factors; and

              (6)    appraisals and other pertinent reports.

       C. For purposes of Sections 7A. and 7B. hereof, you or a person associated with you may rely upon the results of an inquiry conducted by another member or members of the NASD, provided that:

              (1) You or such person associated with you has reasonable grounds to believe that such inquiry was conducted with due care;

              (2) The results of the inquiry were provided to you or such person associated with you with the consent of the NASD member or members conducting or directing the inquiry; and

              (3) No NASD member that participated in the inquiry is a sponsor of any of the Trusts or an affiliate of such a sponsor.

       D. Prior to executing a purchase transaction in any of the Trusts, you or a person associated with you shall inform the prospective investor of all pertinent facts relating to the liquidity and marketability of an investment in the Units during the term of the prospective investment in the applicable Trust.

SECTION 8. Termination. This Agreement may be terminated by written or telegraphic notice to you from National Energy, or upon the expiration or termination of the offering of Units, provided, however, that such termination shall not relieve the Trusts of the obligation to pay when due all fees payable to you hereunder or their obligations referred to under Section 10 hereof, and shall not relieve you of any obligation or any liability under this Agreement.

SECTION 9. Liability of National Energy. Nothing herein contained shall constitute the Soliciting Dealers as partners with National Energy or with one another, nor shall anything herein contained render National Energy liable for the obligations of any of the Soliciting Dealers. National Energy shall be under no liability to any Soliciting Dealer or any other person for any act or omission or any matter connected with this Agreement or the Trusts, except for obligations expressly assumed by National Energy in this Agreement.

SECTION 10.   Indemnification.

       A. National Energy will indemnify and hold harmless each Soliciting Dealer from and against any and all losses, claims, damages or liabilities, joint or several, to which any Soliciting Dealer may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse each such Soliciting Dealer for any legal or other expenses (including, but not limited to, reasonable attorneys' fees) reasonably incurred by such Soliciting Dealer in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

       The indemnify agreement in this Section 10A. will be in addition to any liability which National Energy may otherwise have and shall extend upon the same terms and conditions to each person, if any, who controls any Soliciting Dealer within the meaning of the 1933 Act or is a registered representative of that Soliciting Dealer who was, at the time the act occurred which gave rise to the liability for which indemnity is sought hereunder, a registered representative of that Soliciting Dealer.

       B. Each Soliciting Dealer will severally indemnify and hold harmless National Energy and each Trust and Boatmen's Trust Company of Oklahoma ("Trustee") from and against any and all losses, claims, damages, or liabilities to which National Energy, the Trustee and any Trust may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the failure or alleged failure by such Soliciting Dealer to perform fully and to act in compliance with the provisions of Sections 1, 3, 4, 5, 6 and 7 hereof, and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys' fees) reasonably incurred by National Energy, the Trustee or any Trust in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

       The indemnity agreement in this Section 10B will be in addition to any liability which such Soliciting Dealer may otherwise have and shall extend upon the same terms and conditions to each person signing the Registration Statement on behalf of each Trust and each person, if any, who controls National Energy, the Trustee, or any Trust within the meaning of the 1933 Act.

       C. Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 10, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve him or it from any liability which he or it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party and he or it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that he or it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnifying party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of his or its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

       D. If the right to indemnification provided for in paragraphs A, B or C of this Section 10 would by its terms be available to a person hereunder but is held to be unavailable by a court of competent jurisdiction for any reason other than because of the terms of such indemnification provision, then National Energy and the Soliciting Dealer (collectively, the "Parties") and individually, a "Party") shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the proceeds of the offering of the Units have been actually received by each such Party. For purposes of the preceding sentence, proceeds paid to any Party hereunder and subsequently paid to another Party or Parties pursuant to this Agreement, the Trust Agreement for any Trust or otherwise, shall be deemed received by the last of such Parties to whom or to which such proceeds were paid; provided, however, that proceeds paid to a Trust and not subsequently paid to such Soliciting Dealer shall be considered to be received by National Energy. However, the right of contribution described in the preceding sentences is subject to the following limitations:

              (1) In no case shall any Party and the persons who control such Party within the meaning of applicable state and federal securities laws be required to contribute any amount in excess of the aggregate offering proceeds actually received by it and them (determined as described above); and

              (2) No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Promptly after receipt by any Party entitled to contribution under this subsection 10.D of notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution may be made against another party or Parties, such Party entitled to contribution will, if a claim in respect thereof is to be made against such other Party or Parties under this subsection 10.D, notify such other Party or Parties.
Failure to so notify such other Party or Parties shall not relieve such other Party or Parties from any other obligation it or they may have hereunder or otherwise. If such other party or Parties are so notified, such other Party or Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all Parties who may be required to contribute. After notice from such other Party or Parties to the Party entitled to contribution of its or their election to assume its or their own defense, the Party or Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Party entitled to contribution in connection with the defense thereof,other than the reasonable costs of investigation. No Party shall be required to contribute with respect to any action or claim settled without his or its consent.

SECTION 11.   Transfer of Funds.   Each Soliciting Dealer will instruct
subscribers to make their checks payable to the Escrow Agent as agent for the applicable Trust. Any Soliciting Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by Soliciting Dealers which conform to the foregoing instructions shall be transmitted for deposit by any Soliciting Dealer pursuant to one of the following methods:

       A. Where, pursuant to a Soliciting Dealer's internal supervisory procedures, internal supervisory review is conducted at the same location at which Subscription Agreements and payments are received, such subscription payments will be transmitted by the end of the next business day following receipt b the Soliciting Dealer for deposit to the Escrow Agent; and

       B. Where, pursuant to a Soliciting Dealer's internal supervisory procedures, final internal supervisory review is conducted at a different location, subscription payments will be transmitted by the end of the next business day following receipt by the Soliciting Dealer to the office of the Soliciting Dealer conducting such final internal supervisory review (the "Final Review Office"). The Final Review Office will in turn transmit such subscription payments for deposit to the Escrow Agent by the end of the next business day following receipt thereof by the Final Review Office.

              In conjunction with all of the foregoing procedures, investor checks and subscription documentation delivered on Saturdays, Sundays and holidays will be treated as not having been received by a Soliciting Dealer until the first business day thereafter.

SECTION 12.   Notices.   Any notice hereunder shall be in writing or by
telegram and if to you as a Soliciting Dealer shall be deemed to have been duly given if mailed or telegraphed to you at the address to which this letter is addressed, and if to National Energy or any Trust if delivered or sent to us at 21800 Burbank Blvd., Suite 100, Woodland Hills, CA 91467.

SECTION 13.   Parties in Interest.   The Agreement herein set forth is intended
for the benefit of each Soliciting Dealer, National Energy, the Trustee and each of the Trusts.

SECTION 14.   Confirmation.   Please confirm your agreement to become one of
the Soliciting Dealers under the terms and conditions herein set forth by signing and returning the confirmation on the enclosed duplicate copy of this letter to us at the above address.

                                           Very truly yours,

CONFIRMED:                                 NATIONAL ENERGY RESOURCES, INC.

                      , 1996               By:
----------------------                        ------------------------------
NAME OF SOLICITING DEALER                         (Authorized Signature)


---------------------------------

By:
   ------------------------------
       (Authorized Signature)